EXHIBIT 10.1

CHANGE IN CONTROL AGREEMENT
dated as of February __, 2018
between The Brink’s Company,
a Virginia corporation (the “Company”),
and ____________________ (the “Executive”).

The Company and the Executive agree as follows:

SECTION 1. Definitions. As used in this Agreement:
(a) “Affiliate” has the meaning ascribed thereto in Rule 12b‑2 pursuant to the Securities Exchange Act of 1934, as amended (the “Act”).
(b) “Affiliated Company” means any company controlled by, controlling or under common control with the Company.
(c) “Board” means the Board of Directors of the Company.
(d) “Cause” means (i) embezzlement, theft or misappropriation by the Executive of any property of the Company, (ii) the Executive’s willful breach of any fiduciary duty to the Company, (iii) the Executive’s willful failure or refusal to comply with laws or regulations applicable to the Company and its business or the policies of the Company governing the conduct of its employees, (iv) the Executive’s gross incompetence in the performance of the Executive’s job duties, (v) commission by the Executive of a felony or of any crime involving moral turpitude, fraud or misrepresentation, (vi) the failure of the Executive to perform duties consistent with a commercially reasonable standard of care or (vii) any gross negligence or willful misconduct of the Executive resulting in a loss to the Company.
For purposes of this Section 1(d), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”) or (B) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (1) reasonable notice to the Executive setting forth the reasons for the Company’s intention to terminate for Cause, (2) an opportunity for the Executive, together with his or her counsel, to be heard before the Applicable Board, and (3) delivery to the Executive of a Notice of Termination (as defined in Section 4(d)) from the Applicable Board finding that in the good faith opinion of three-quarters (3/4) or more of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board), the Executive acted in a manner described in one or more of clauses (i) through (vii) above, and specifying the particulars thereof in detail.
(e) A “Change in Control” shall be deemed to occur (1) upon (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the shares of all classes of the Company’s Common Stock would be converted into cash, securities or other property other than a consolidation or merger in which holders of the total voting power in the election of directors of the Company of all classes of Common Stock outstanding (exclusive of shares held by the Company’s Affiliates) (the “Total Voting Power”) immediately prior to the consolidation or merger will have the same proportionate ownership of the Total Voting Power in the election of directors of the surviving corporation immediately after the consolidation or merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company, (2) when any “person” (as defined in Section 13(d) of the Act, a “Person”), other than the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its Affiliates, shall become the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 20% of the Total Voting Power or (3) if at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (the “Incumbent Board”) shall cease for any reason to constitute at least a majority thereof; provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
(f) “Good Reason” means any of the following events that is not cured by the Company within 30 days after written notice thereof from the Executive to the Company, which written notice must be made within 90 days of the occurrence of the event:
(i)     (A) without the Executive’s express written consent, the assignment to the Executive of any duties materially inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) hereof, or (B) any other action by the Company or its Affiliates which results in a material diminution in such position, authorities, duties or responsibilities; or

(ii)     without the Executive’s express written consent, the Company’s requiring a change to Executive’s work location as set forth in Section 3(a)(i), which change increases the distance of the Executive’s commute from his principal residence at the time of such change; or

(iii)    any material breach of, or failure by the Company to comply with, the provisions of this Agreement, including, without limitation, Sections 3(b) and 10(a).

Notwithstanding the foregoing, “Good Reason” will cease to exist if the Executive has not terminated employment within two years following the initial occurrence of the event constituting Good Reason.

(g) “Incapacity” means any physical or mental illness or disability of the Executive which continues for a period of six consecutive months or more and which at any time after such six-month period a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative determines renders the Executive incapable of performing his or her duties during the remainder of the Employment Period.
(h) “Operative Date” means the date on which a Change in Control shall have occurred.
SECTION 2. Employment Period. The Company hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Operative Date and ending on the second anniversary of such date (the “Employment Period”); provided, however, that, during the Employment Period, the Executive shall have the right to terminate his or her employment for any reason, or for no reason at all, whereupon the Employment Period shall terminate effective as of the date of such termination of employment.
SECTION 3. Terms of Employment. (a) Position and Duties. (i) During the Employment Period: (A) the Executive’s position (including status, offices, titles, reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned immediately prior to the Operative Date, and (B) the Executive’s services shall be performed at a location that is within 25 miles of the location at which the Executive was based on the Operative Date, and the Company shall not require the Executive to travel on Company business to a substantially greater extent than required immediately before the Operative Date, except for travel and temporary assignments which are reasonably required for the full discharge of the Executive’s responsibilities and which are consistent with the Executive’s primary work location hereunder.
(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. All such services as an employee or officer will be subject to the direction and control of the Chief Executive Officer of the Company or of an appropriate senior official designated by the Chief Executive Officer (or, in the event of the Chief Executive Officer’s incapacity without such a designation, the Board).
(b) Compensation. (i) Salary and Bonus. During the Employment Period the Executive will receive compensation at an annual rate equal to the sum of (A) a salary (the “Annual Base Salary”) not less than the Executive’s annualized salary in effect immediately prior to the Operative Date, plus (B) an annual bonus not less than the amount of the Executive’s Average Annual Bonus (as defined below).
For purposes of this Agreement, “Average Annual Bonus” shall mean the average amount of the annual bonus earned by, and paid to, the Executive under the Key Employees Incentive Plan (or any substitute or successor plan) for the last three full calendar years preceding the Operative Date, for purposes of Section 3(b)(i), and the Date of Termination (as defined below), for purposes of Section 5; provided that, if the Executive has not been employed for the entirety of the last three full calendar years, so that the Average Annual Bonus cannot be determined based on the actual amount of annual bonuses earned and paid for such full calendar years, then to the extent necessary to attain an average of three years for purposes of determining the Average Annual Bonus, the Executive’s target annual bonus amount for the year in which the Operative Date, for purposes of this Section 3(b)(i), and the Date of Termination, for purposes of Section 5, occurs shall be used for any (i) partial calendar year(s) of employment and (ii) calendar year(s) that has not yet commenced.
(ii) Incentive and Savings Plans. During the Employment Period, the Executive will be entitled to (A) continue to participate in all incentive and savings plans and programs generally applicable to similarly situated executives of the Company or (B) participate in incentive and savings plans and programs of a successor to the Company which have benefits that are not less favorable to the Executive than the benefits available to the Executive under the incentive and savings plans and programs in which the Executive was eligible to participate immediately prior to the Operative Date.
(iii) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family or beneficiary, as the case may be, shall be eligible to (A) participate in and shall receive all benefits under welfare benefit plans and programs generally applicable to similarly situated executives of the Company or (B) participate in welfare benefit plans and programs of a successor to the Company which have benefits that are not less favorable to the Executive than the benefits available to the Executive under the welfare benefit plans and programs in which the Executive was eligible to participate immediately prior to the Operative Date.
(iv) Business Expenses. During the Employment Period the Company shall, in accordance with policies then in effect with respect to the payment of expenses, pay or reimburse the Executive for all reasonable out-of-pocket travel and other expenses (other than ordinary commuting expenses) incurred by the Executive in performing services hereunder. All such expenses shall be accounted for in such reasonable detail as the Company may require.
(v) Vacations. The Executive shall be entitled to periods of vacation not less than those to which the Executive was entitled immediately prior to the Operative Date.
SECTION 4. Termination of Employment.
(a) Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.
(b) Cause or Incapacity. The Company may terminate the Executive’s employment for Cause or Incapacity.
(c) Good Reason. The Executive may terminate his or her employment for Good Reason.
(d) Notice of Termination. Any termination by the Company for Cause or Incapacity, or by the Executive for Good Reason, shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 12 of this Agreement. For purposes of this Agreement, a “Notice of Termination” is a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) in the case of termination by the Company for (A) Cause, confirms that such termination is pursuant to a resolution of the Applicable Board or (B) Incapacity, confirms that such termination follows a determination of a physician selected in accordance with Section 1(f), and (iv) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Cause or Incapacity shall not serve to waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or Incapacity or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein and otherwise consistent with this Agreement, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Incapacity, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (iii) if the Executive’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Executive.
SECTION 5. Obligations of the Company Upon Termination.
(a) Termination for Good Reason or for Reasons Other Than for Cause, Death or Incapacity. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Incapacity or the Executive shall terminate his or her employment for Good Reason:
(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:
(A) the sum of (1) the Executive’s currently effective Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) any bonus or incentive compensation in respect of any performance period ended prior to the Date of Termination but which has not been paid as of the Date of Termination, (3) the product of (x) the Average Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current calendar year through the Date of Termination, and the denominator of which is 365 (a “Pro-Rata Bonus”) and (4) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the “Accrued Obligations”); and

(B) the amount equal to the product of (1) two and (2) the sum of (x) the Executive’s currently effective Annual Base Salary and (y) his or her Average Annual Bonus;
(ii) in the event the Executive elects continued medical and dental benefit coverage pursuant to Section 4980B(f) of the Internal Revenue Code of 1986, as amended (collectively, with the regulations and other guidance promulgated thereunder, the “Code”), then until the earlier of (A) the eighteen-month anniversary of the Date of Termination or (B) such time as the Executive becomes eligible to receive medical benefits under another employer-provided plan, the Company shall reimburse the Executive for premiums associated with such coverage in an amount equal to the premiums that the Company would have paid in respect of such coverage had the Executive’s employment continued during such period. (iii) the Company shall, at its sole expense as incurred, provide the Executive with reasonable outplacement services for a period of up to one year from the Date of Termination, the provider and scope of which shall be selected by the Executive in his or her sole discretion; and
(iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
(b) Death or Incapacity. If the Executive’s employment is terminated by reason of the Executive’s death or Incapacity during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (i) timely payment of Accrued Obligations in a lump sum in cash within 30 days after the Date of Termination and (ii) provision by the Company of death benefits or disability benefits for termination due to death or Incapacity, respectively, in accordance with Section 3(b)(iii) as in effect at the Operative Date or, if more favorable to the Executive, at the Executive’s Date of Termination.
(c) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than timely payment to the Executive of (i) the Executive’s currently effective Annual Base Salary through the Date of Termination in a lump sum in cash within 30 days after the Date of Termination and (ii) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for the timely payment of (i) Accrued Obligations other than a Pro-Rata Bonus in a lump sum in cash within 30 days after the Date of Termination and (ii) Other Benefits.
(d)    Limitations on Payments Under Certain Circumstances. In the event that an accounting firm designated by the Company prior to a Change in Control determines that the aggregate amount of the payments and benefits that, but for this Section 5(d), would be payable to the Executive under this Agreement or any other plan, policy or arrangement of the Company and its Affiliates, exceeds the greatest amount of payments and benefits that could be paid or provided to the Executive without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the aggregate amount of such payments and benefits payable or to be provided to the Executive shall not exceed the amount that produces the greatest after-tax benefit to the Executive after taking into account any Excise Tax and other taxes to be payable by the Executive. Any reduction in such payments or benefits pursuant to the immediately preceding sentence shall be made in the following order: (1) by reducing benefits payable pursuant to Section 5(a)(i)(B) and then (2) by reducing amounts payable pursuant to Section 5(a)(ii).
(e)    Noncompetition. In the event Executive breaches any provision of this Section 5(e), Executive’s entitlement to any payments payable pursuant to Section 5 of this Agreement, if and to the extent not yet paid, shall thereupon immediately cease and terminate as of the date of such breach, with Executive having the obligation to repay to the Company any payments that were paid to him during the period of the breach, provided that the non-compete covenant under this Section 5(e) remains in effect. Executive hereby acknowledges and agrees that, during the course of Executive’s employment, Executive will have, and has had, access to and become familiar with various confidential and proprietary information of the Company and Affiliated Companies and/or relating to the business of the Company and Affiliated Companies (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including Executives’ skills, knowledge, capabilities, performance, compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Company and Affiliated Companies which is made available only to Executives with a need to know or which is not generally made available to the public. Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as Confidential Information. Executive further acknowledges that in the course of employment with the Company, Executive has and will become familiar with and involved in all aspects of the business and operations of the Company and Affiliated Companies, as well as with confidential information of or about third parties having business dealings with the Company and Affiliated Companies, including without limitation customers and prospective customers, suppliers, business partners and affiliates of the Company.

Executive further acknowledges that Executive’s services have been and shall continue to be of special, unique and extraordinary value to the Company. Therefore Executive hereby covenants and agrees that upon termination of employment during the Employment Period and until the date one (1) year after termination of employment (the “Restricted Period”), without the express written consent of the the Chief Executive of the Company (“CEO”) (or, for the CEO, the Board): Executive will not (except for services performed for or on behalf of the Company or Affiliated Companies), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) engage in employment or provide services to any person or entity that, within the Restricted Territory, provides or provided products or services in the business of armored vehicle transportation, secure international transportation of valuables, coin processing services, currency processing services, cash management services, safe and safe control services, payment services, security and guarding services, deposit processing services/daily overnight credit, check imaging, or jewel or precious metal vaulting, that are the same as or substantially similar to, and competitive with, the products or services provided by the Company or Affiliated Companies at the time of or at any time during the twenty-four (24) months prior to the cessation of Executive’s employment, in return for remuneration or a right to remuneration of any kind, including but not limited to current or deferred compensation, wages, salary, fees, benefits, tangible or intangible property or ownership rights or interests or other property rights, whether paid or conveyed to Executive or promised in the future by any person, business or other entity as a result of, or in exchange for, any work or services performed, or any intellectual property conveyed by Executive.
The Restricted Territory shall consist of those states or countries (i) in which Executive was physically located at the time Executive provided services in furtherance of the business interests of the Company, (ii) for which Exexutive had supervisory responsibility (in whole or in part), if any, on behalf of the Company, or (iii) to which Executive was assigned by the Company; provided, however, that in all cases the Restricted Territory shall be limited to those states or countries where Executive provided such services or had such responsibility or assignment within twenty-four (24) months prior to the cessation of Executive’s employment; provided, further, that the “Restricted Territory” shall not include any state or country where the Company either does not provide or has ceased providing products and services.
Notwithstanding any provision hereof to the contrary, this Section 5(e) does not restrict Executive’s right to (i) provide services without remuneration to a not-for-profit entity; or (ii) own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, provided that Executive’s total ownership constitutes less than two percent (2%) of the outstanding securities of such company and such acquisition does not violate: (A) the Company’s code of ethics or any other policy of the Company, including any policy related to inside information; (B) any applicable securities law; or (C) any applicable standstill or other similar contractual obligation of the Company. Notwithstanding the foregoing, the restrictions set forth in Section 5(e) shall not apply to Executive’s post-termination employment or activities if (1) Executive requests a waiver and receives the prior express written and informed consent of the Board or the CEO, subject to such limitations and restrictions as the Chairman of the Board or CEO may impose in his or her sole discretion, or (2) if Executive executes a waiver, in the form attached hereto as Exhibit A (the “Waiver”), of all rights to receive payments of compensation pursuant to this Agreement and delivers such signed Waiver within 10 days following the Executive’s termination of employment. Such Waiver shall not, however, extinguish, avoid or in any way limit Executive’s other obligations under the Agreement. Except as to employment permitted in this Section 5(e), before Executive accepts employment with any other person or entity while any restriction under Section 5(e) is in effect, Executive will provide the prospective employer with written notice of the provisions of Section 5(e) only (and not the full Agreement) and will deliver a copy of the notice to the Company.
SECTION 6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliates and for which the Executive may qualify, nor, subject to Section 16(c), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its Affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
SECTION 7. No Mitigation. The Company agrees that, if the Executive’s employment is terminated during the term of this Agreement for any reason, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive hereunder. Furthermore, except as provided in Section 5(a)(ii), the amount of any payment or benefit provided hereunder shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.
SECTION 8. Full Settlement. Subject to full compliance by the Company with all of its obligations under this Agreement, this Agreement shall be deemed to constitute the settlement of such claims as the Executive might otherwise be entitled to assert against the Company by reason of the termination of the Executive’s employment for any reason during the Employment Period. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, except as explicitly provided in Section 5(a)(ii), whether or not the Executive obtains other employment.
SECTION 9. Legal Fees. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur prior to the tenth anniversary of the end of the Employment Period as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof.
SECTION 10. Successors; Binding Agreement.
(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement, in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place; provided, however, no such express agreement shall be necessary in the event such successor assumes this Agreement by operation of law. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder had the Company terminated the Executive for reason other than Cause or Incapacity on the succession date. As used in this Agreement, the “Company” means the Company as defined in the preamble to this Agreement and any successor to its business or assets which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.
(b) This Agreement shall be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
SECTION 11. Non-assignability. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 10 hereof. Without limiting the foregoing, the Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his or her will or by the laws of descent or distribution, and, in the event of any attempted assignment or transfer by the Executive contrary to this Section 11, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.
SECTION 12. Notices. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:         [Executive]
Address on file with the Company

If to the Company:        The Brink’s Company
1801 Bayberry Court, Suite 400
P.O. Box 18100
Richmond, VA 23226
Attention of Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
SECTION 13. Operation of Agreement. (a) This Agreement shall be effective immediately upon its execution and continue to be effective so long as the Executive is employed by the Company or any of its Affiliates. The provisions of this Agreement do not take effect until the Operative Date.
(b)    Notwithstanding anything in Section 13(a) to the contrary, this Agreement shall, unless extended by written agreement of the parties hereto, terminate, without further action by the parties hereto, on [February 29, 2020] if a Change in Control shall not have occurred prior to such date.
SECTION 14. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia without reference to principles of conflict of laws.
SECTION 15. Section 409A. The provisions of this Section 15 shall apply notwithstanding any provision in this Agreement to the contrary.
(a)    Intent to Comply with Section 409A. It is intended that the provisions of this Agreement comply with Section 409A of the Code (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. For the purpose of compliance with Section 409A, the Date of Termination as defined above shall be the date that qualifies as a “separation from service” of the Executive within the meaning of Section 409A.

(b)    No alienation, set-offs, etc. Neither the Executive nor any creditor or beneficiary of the Executive shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any Affiliate thereof (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to or for the benefit of the Executive under any Company Plan may not be reduced by, or offset against, any amount owing by the Executive to the Company (or an Affiliate, as applicable).
(c)    Six-Month Delay of Certain Payments. If, at the time of the Executive’s separation from service (within the meaning of Section 409A), (i) the Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under any Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or an Affiliate, as applicable) shall not pay any such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first day of the seventh month following such separation from service.
(d)    Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A , including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made as soon as practicable, but no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(e)    Amendment of Deferred Compensation Plans. Notwithstanding any provision of any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to any Company Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.

SECTION 16.     Miscellaneous.
(a) This Agreement contains the entire understanding with the Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings, written or oral, relating to such subject matter. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and the Company.
(b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(c) Except as provided herein, this Agreement shall not be construed to affect in any way any rights or obligations in relation to the Executive’s employment by the Company or any of its Affiliates prior to the Operative Date or subsequent to the end of the Employment Period.
(d) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.
(e) The Company may withhold from any benefits payable under this Agreement all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
(f) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.
THE BRINK’S COMPANY,
By: _________________________________
Name:     McAlister C. Marshall, II
Title: Senior Vice President, General Counsel and Chief Administrative Officer

________________________________
[Executive]

Exhibit A

WAIVER OF PAYMENTS AND ELECTION TO TERMINATE NON-COMPETE AGREEMENT

RECITALS

I, ___________________ [INSERT NAME] (hereinafter “Executive”), having terminated my employment with the The Brink’s Company (“Company”) pursuant to Section 5 of my Change In Control Agreement with the Company, dated as of __________ __, ____, (the “Agreement”), acknowledge that:

a.	I entered into the Agreement to receive substantial payments in exchange for a covenant not to compete with the Company as set forth in Section 5(e) of the Agreement;

b.
I understand that I may elect, within the time period specified in Section 5(e) of the Agreement, to opt out of Section 5(e) the Agreement and not to be bound by, or receive payments under, the Agreement and I agree that the Company has the sole right to determine compliance with Section 5(e) in the exercise of its reasonable discretion;

c.	I have been afforded a full and fair opportunity to review the Agreement and I have had an opportunity to consult with counsel of my own choosing, at my election;

d.	I understand the terms of the Agreement; and

e.
I understand that my election to opt out and to terminate the non-compete arrangement under the Agreement does not extinguish, avoid or in any way limit my continuing obligations under the Agreement, including my obligation to comply with the Agreement.

Election and Waiver of Rights

HAVING CONSIDERED THIS MATTER FULLY, I HEREBY ELECT TO TERMINATE THE NON-COMPETE OBLIGATION UNDER THE AGREEMENT AND I WAIVE AND RELEASE ALL RIGHTS AND CLAIMS OF ANY KIND OR NATURE RELATING TO THE AGREEMENT, INCLUDING ALL CLAIMS RELATING IN ANY WAY TO PAYMENTS OF COMPENSATION UNDER THE AGREEMENT, THE COMPANY’S OFFER TO ENTER INTO THE AGREEMENT AND ALL CLAIMS RELATING IN ANY WAY TO ANY PRIOR

UNDERSTANDINGS, REPRESENTATIONS OR COMMUNICATIONS RELATING TO THE AGREEMENT.

I UNDERSTAND THAT THIS ELECTION IS FINAL AND BINDING UPON ME, AND UPON MY SUCCESSORS, HEIRS, ATTORNEYS AND ASSIGNS.

IN WITNESS WHEREOF, I HAVE EXECUTED THIS WAIVER OF PAYMENTS AND ELECTION TO TERMINATE THE NON-COMPETE AGREEMENT.

Executive:

_____________________________

Date: ________________________

Notice Address:
____________________________
____________________________
____________________________
Fax No.: _____________________

Reviewed, agreed and accepted by:

THE BRINK’S COMPANY
By:

Name: _____________________

Title: ______________________

Date: ______________________